AMENDED AND RESTATED

MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT is made as of March 1, 2005 (the “Effective Date”), by and between (i) Luminent Mortgage Capital, Inc., a Maryland corporation (the “Company”), and (ii) Seneca Capital Management, LLC, a California limited liability company (the “Manager”).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company intends to use the net proceeds of borrowings and securities offerings and the net returns on its investments which are not otherwise distributed to stockholders in (i) Mortgage Assets (defined herein), and (ii) in any such other assets, in a manner which allows the Company to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”).

B. The Company and the Manager desire to amend and restate in its entirety the June 11, 2003, Management Agreement by and between the Company and the Manager (the “Prior Agreement”) to amend and restate the duties, responsibilities and terms set forth in the Prior Agreement (except to the extent expressly set forth herein).

C. The Company desires that the Manager undertake, on the Company’s behalf, the amended and restated duties and responsibilities as set forth in this Agreement, subject to the direction and oversight of the Board of Directors of the Company (the “Board of Directors”), on the terms and conditions set forth in this Agreement.

D. The Manager desires to undertake, on the Company’s behalf, the amended and restated duties and responsibilities as set forth in this Agreement, subject to the direction and oversight of the Board of Directors, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Initially capitalized terms used in this Agreement shall have the respective meanings assigned to them below:

1.1 “Additional Fee Payment” shall have the meaning set forth in Section 6.3 hereof.

1.2 “Affiliate” means, when used with reference to a specified person, any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. For purposes of this definition, the term “person” means and includes individuals, corporations, general and limited partnerships, stock companies, land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.

1.3 “Agreement” means this Amended and Restated Management Agreement dated as of the Effective Date, by and between the Company and the Manager, as the same shall be amended from time to time in accordance with the terms of this Agreement.

1.4 “Applicable Average Net Worth” means for any period the average of the net worth of the assets of the Company and its subsidiaries, which assets the Company has determined shall be solely managed by the Manager, at the end of each month during the period calculated as follows. For purposes of determining the Applicable Average Net Worth, the “net worth” means the difference between (i) the aggregate book value of the consolidated assets of the Company and its subsidiaries, which assets the Company has determined shall be solely managed by the Manager, before reserves for depreciation, bad debts or other similar non-cash items, and (ii) the aggregate book value of debt of the Company and its subsidiaries relating to the assets of the Company and its subsidiaries, which assets the Company has determined shall be solely managed by the Manager. In the event that, from and after the Effective Date, the Company engages in any new line of business involving assets of the Company which the Company has determined shall be solely managed by the Manager, including, without limitation, any new investment strategy or product, and this definition of Applicable Average Net Worth is impracticable due to accounting considerations, the Company and the Manager shall mutually agree upon a fair and equitable basis of determining the book value of the assets and debt of the Company allocable to such new line of business for purposes of calculating Applicable Average Net Worth. Notwithstanding anything to the contrary in the preceding sentence, the parties hereto agree that the Company and the Manager shall take commercially reasonable efforts to maintain separate books and records for any new line of business of the Company so that the calculation of the Applicable Worth is clear and practicable.

1.5 “Applicable Minimum Fees” means (i) $3,400,000, in the case of the first fiscal year of this Agreement (i.e., the year ending December 31, 2005), (ii) $2,850,000, in the case of the second fiscal year of this Agreement, (iii) $2,250,000, in the case of the third fiscal year of this Agreement, and (iv) $0, in the case of each year thereafter.

1.6 “Base Management Compensation” shall have the meaning set forth in Section 6.1 of this Agreement.

1.7 “Board of Directors” means the members of the Board of Directors of the Company.

1.8 “Cause” means, for purposes of a termination of this Agreement by the Company without penalty or payment of a Termination Fee, any of the following:

(i) The Manager has materially breached the covenant set forth in the final sentence of Section 3.1 of this Agreement;

(ii) The Board of Directors has made a reasonable good faith determination based on findings of fact disclosed to the Manager that the Manager was grossly negligent, acted with reckless disregard, or engaged in willful misconduct or active fraud, while discharging its material duties under this Agreement;

(iii) The occurrence of a Key Person Event; or

(iv) At any time during the term of this Agreement, the Manager has failed to comply in all material respects with the Company’s written policies with respect to asset acquisition/disposition, capital/liquidity, leverage, credit management, and similar matters, in such forms as such policies may exist from time to time (provided that such policies and any revisions thereto have been approved by the Board of Directors and provided to the Manager in writing reasonably in advance of the effectiveness thereof), and the Manager has failed to cure such violation within five (5) business days following written notice thereof delivered by the Company to the Manager (provided that no opportunity to cure shall be available with respect to a breach that is intentional or recurring in nature).

1.9 “Code” shall have the meaning set forth in Recital A of this Agreement.

1.10 “Company” shall have the meaning set forth in the Introductory Paragraph of this Agreement, and shall include any subsidiary and any successor thereto.

1.11 “Effective Date” shall have the meaning set forth in the Introductory Paragraph of this Agreement.

1.12 “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

1.13 “GAAP” means generally accepted accounting principles, as applied in the United States.

1.14 “Governing Instruments” means the articles of incorporation or charter, as the case may be, and the bylaws of the Company and its subsidiaries, as those documents may be amended from time to time.

1.15 “Incentive Management Compensation” shall have the meaning set forth in Section 6.2 of this Agreement.

1.16 “Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

1.17 “Key Persons” shall mean those persons identified on Exhibit A attached hereto as of the Effective Date, subject to the following permissible changes occurring after the Effective Date (and any such permitted change in Key Persons shall be reflected in writing on an updated Exhibit A attached hereto promptly following such permitted change):

(i) At any time with the prior written consent (in their respective sole discretions) of (A) the Manager, and (B) the Company (by majority action of its the Board of Directors), new persons may be added as Key Persons hereunder to replace existing persons removed as Key Persons hereunder;

(ii) In the event that the Company or any subsidiary thereof commences to employ (or otherwise engages in a consulting, agency or similar capacity) any of the Key Persons hereunder, such person shall automatically cease to be a Key Person hereunder (and the Manager shall not be obligated to replace such person with another Key Person hereunder); and

(iii) In the event that any of the Key Persons hereunder shall depart the employment of the Manager for any reason, such Key Person’s name shall be removed from Exhibit A hereto, and the Manager in good faith shall, as promptly as practicable under the circumstances, appoint an interim Key Person to provide services under this Agreement; the Board of Directors shall then have ninety (90) days following such appointment (the “Evaluation Period”) to notify the Manager in writing if it has reasonably determined that such interim Key Person is not providing services of a sufficiently high quality, and if the Board of Directors makes such a determination and so notifies the Manager, the Manager shall then have sixty (60) days to replace such interim Key Person with a further replacement Key Person reasonably acceptable to the Board of Directors (and the Board of Directors shall notify the Manager in writing as to whether such further replacement Key Person is reasonably acceptable); upon the earlier of (A) the expiration of the Evaluation Period (if the Board of Directors has not so determined and notified the Manager that the interim Key Person is unsuitable), or (B) the date on which the Board of Directors so determines and notifies the Manager that the further replacement Key Person is reasonably acceptable, the name of such interim or further replacement Key Person (as applicable) shall be added to Exhibit A hereto as a permanent Key Person hereunder (and such interim and any such further replacement Key Person (as applicable) shall be deemed a Key Person hereunder on a temporary basis until the permanency of such replacement has been so determined in accordance with this clause (iii)).

1.18 “Key Person Event” means the Manager has failed to make the Key Persons reasonably available to the Company to fulfill (or oversee the fulfillment, as contemplated by Section 2.4.3 hereof) the obligations of the Manager hereunder, and has not cured such failure within five (5) business days following written notice thereof from the Board of Directors (provided that no opportunity to cure shall be available with respect to a breach that is intentional or recurring in nature or is not otherwise by its nature susceptible to cure).

1.19 “Manager” shall have the meaning set forth in the Introductory Paragraph of this Agreement, and shall include any successor thereto.

1.20 “Manager Obligations” shall have the meaning set forth in Section 2.4.2 of this Agreement and may be limited from time to time in the Company’s discretion.

1.21 “Minimum Payment” shall have the meaning set forth in Section 6.3 of this Agreement.

1.22 “Mortgage Assets” means the following assets types of the Company which the Company may determine from time to time shall be solely managed by the Manager:

(i) mortgage securities (or interests therein), including (a) pass-through certificates (including GNMA certificates, FNMA certificates and FHLMC certificates), collateralized mortgage obligations, (c) securities representing interests in, or secured by, mortgages on real property other than pass-through certificates and CMOs, (d) certificates and other securities collateralized by loans, mortgage derivative securities, subordinated interests and other mortgage-backed and mortgage-collateralized obligations, (e) mortgage derivative securities, and (f) subordinated interests;

(ii) mortgage loans, including (a) conforming mortgage loans (i.e., mortgage loans which comply with requirements for inclusion in credit support programs sponsored by FHLMC, FNMA or GNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences, multifamily residences or commercial properties), and (b) non-conforming mortgage loans; and

(iii) short-term investments, including short-term bank certificates of deposit, short-term U.S. Treasury securities, short-term U.S. government agency securities, commercial paper, repurchase agreements, short-term CMOs, short-term asset-backed securities and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one (1) year.

1.23 “Other Manager” shall have the meaning set forth in Section 3.2.1 of this Agreement.

1.24 “Presentation Right” means the right of the Manager, upon notice by the Company from time to time that the Company presently intends to engage one or more Other Managers to manage all or a portion of the Company’s assets (and the Company shall give the Manager at least five (5) calendar days advance notice), to make a presentation to the Board of Directors or, at the Company’s discretion, to a committee or representative of the Board of Directors, seeking to be retained for such services prior to or after a presentation to the Company by any such prospective Other Manager. The Company may determine in its reasonable discretion that the Manager shall not have a Presentation Right in a particular instance because the Manager does not have a demonstrable track record of substantial experience and successful performance rendering the services to be potentially rendered by the Other Manager at a competitive price or at all. The Company shall have no obligation to retain the Manager pursuant to this Presentation Right whether or not the Manager has a demonstrable track record of substantial experience and successful performance rendering such services at a competitive price.

1.25 “Prior Agreement” shall have the meaning set forth in Recital B of this Agreement.

1.26 “Prior Base Management Compensation” shall have the meaning given to the term “Base Management Compensation” in the Prior Agreement.

1.27 “REIT” means a “real estate investment trust” as defined under the Code.

1.28 “REIT Provisions of the Code” means Sections 856 through 860 of the Code.

1.29 “Return on Assets” means, for the Company’s assets solely managed by the Manager during any period of determination, (a)(i) the GAAP net interest income earned on such assets minus (ii) the GAAP total interest expense related to such assets during the period divided by (b) the weighted average value of such assets for such period of determination. For the purposes of this calculation, total interest expense shall include all relevant interest expense, including, without limitation, repurchase agreements, hedging instruments, hedge ineffectiveness and other types of debt.

1.30 “Ten-Year U.S. Treasury Rate” means, for any period of determination, the average of the weekly average yields to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of ten years) published by the Federal Reserve Board for each week during such period, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during such period, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight (8) nor more than twelve (12) years from the date of the closing asked prices as chosen and quoted for each business day in each such period in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

1.31 “Termination Fee” means, as of a particular termination date, that dollar amount equal to the product of (i) the Unadjusted Termination Fee calculated as of such termination date multiplied by (ii) a fraction, the numerator of which is the positive difference (if any) resulting from (A) thirty-six (36) minus (II) the number of months (rounded to the nearest whole month) between the Effective Date and such termination date, and the denominator of which fraction is thirty-six (36). For the avoidance of doubt, the Termination Fee calculated pursuant to the immediately preceding sentence for a termination taking effect on or after March 1, 2008 would be $0.

1.32 “Threshold Return” shall mean the average of the weekly values for any period of the sum of (i) the Ten-Year U.S. Treasury Rate for such period plus (ii) two percent (2%).

1.33 “Unadjusted Termination Fee” means, as of a particular date of determination, that dollar amount equal to the sum of (i) the product of (A) two (2), multiplied by (B) the greatest amount of Base Management Compensation earned by the Manager for any of the three (3) most recently completed calendar years preceding such date of determination (for the avoidance of doubt, under the Prior Agreement in the case of any calendar year (or portion thereof) occurring prior to the Effective Date), plus (ii) the product of (A) two (2), multiplied by (B) the greatest amount of Incentive Management Compensation earned by the Manager for any of the three (3) most recently completed calendar years preceding such date of determination (for the avoidance of doubt, under the Prior Agreement in the case of any calendar year (or portion thereof) occurring prior to the Effective Date).

2. General Duties of the Manager.

2.1 Services. Subject at all times to the direction and oversight of the Board of Directors, and as may be limited from time to time by the Company in its discretion, the Manager shall (i) manage the day-to-day operations of the Company and perform the services and other activities described below, and (ii) to the extent directed by the Board of Directors, perform similar management and services for any subsidiary of the Company; provided, however, nothing herein shall give the Manager the right (or obligate the Manager) to supervise any Other Manager, or to manage or otherwise participate in any way in any securitization transaction undertaken by the Company or any joint venture formed by the Company. Subject to the Company’s right to retain Other Managers and the Company’s right to limit the following duties in its discretion from time to time to the Mortgage Assets which the Company determines from time to time shall be solely managed by the Manager, the Manager shall perform the following services from time to time as may be required for the management of the Company and its assets (other than any such assets solely being managed by an Other Manager):

2.1.1 serving as a consultant to the Company with respect to the formulation of investment criteria for assets managed by the Manager and the preparation of policy guidelines by the Board of Directors for such assets;

2.1.2 assisting the Company in developing criteria for Mortgage Asset purchase commitments that are consistent with the Company’s long-term investment objectives and making available to the Company its knowledge and experience with respect to Mortgage Assets managed by the Manager;

2.1.3 representing the Company in connection with certain of the Company’s purchases, sales and commitments to purchase or sell Mortgage Assets managed by the Manager that meet in all material respects the Company’s investment criteria, including without limitation by providing repurchase agreement and similar portfolio management expertise as appropriate in connection therewith;

2.1.4 managing the Company’s Mortgage Assets (other than any Mortgage Assets managed solely by Other Managers);

2.1.5 advising the Company and negotiating certain of the Company’s agreements with third-party lenders for borrowings by the Company;

2.1.6 making available to the Company statistical and economic research and analysis regarding the Company’s activities managed by the Manager and the services performed for the Company by the Manager;

2.1.7 monitoring and providing to the Board of Directors from time to time price information and other data obtained from certain nationally-recognized dealers that maintain markets in mortgage assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers, in each case with respect to assets managed by the Manager;

2.1.8 investing or reinvesting money of the Company, which the Company determines from time to time shall be solely managed by the Manager, in accordance with the Company’s policies and procedures;

2.1.9 providing executive and administrative personnel, office space and other appropriate services required in rendering services to the Company, in accordance with and subject to the terms of this Agreement;

2.1.10 administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary to the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations from the Company’s accounts (in each case in respect of assets managed by the Manager), and the maintenance of appropriate computer systems and related information technology to perform such administrative and management functions;

2.1.11 advising the Board of Directors in connection with certain policy decisions (other than any such decisions solely relating to Other Managers);

2.1.12 evaluating and recommending hedging strategies to the Board of Directors and, upon approval by the Board of Directors, engaging in hedging activities on behalf of the Company consistent with the Company’s status as a REIT, in each case in respect of assets managed by the Manager;

2.1.13 supervising compliance by the Company with the REIT Provisions of the Code and maintenance of its status as a REIT (other than in respect of any assets not managed by the Manager);

2.1.14 qualifying and causing the Company to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses (other than in respect of any activities not managed by the Manager);

2.1.15 assisting the Company to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as the Board of Directors may deem necessary or advisable (other than any such procedures or reviews relating solely to Other Managers);

2.1.16 assisting the Company in its compliance with all federal (including, without limitation, the Sarbanes-Oxley Act of 2002), state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934, as amended, or other federal or state laws;

2.1.17 assisting the Company in its compliance with federal, state and local tax filings and reports, and generally enable the Company to maintain its status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT Provisions of the Code;

2.1.18 assisting the Company in its maintenance of an exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

2.1.19 advising the Company as to its capital structure and capital raising activities (other than in respect of capital not to be managed by the Manager);

2.1.20 handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to the approval of the Board of Directors (and excluding any such proceedings or negotiations solely involving Other Managers);

2.1.21 engaging and supervising, on behalf of the Company at the Company’s request and at the Company’s expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services and such other services as may be deemed by Board of Directors to be necessary or advisable from time to time (other than Other Managers, or any of the foregoing to be utilized in connection with activities being solely conducted by Other Managers);

2.1.22 so long as the Manager does not incur additional costs or expenses, and the Company does incur additional costs or expenses which are not specifically approved in writing by the Company, performing such other services as may be necessary or advisable from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

2.1.23 assisting the Company, upon the Company’s request therefor, in evaluating the advantages and disadvantages of the Company internalizing the functions of the Manager or of any merger and acquisition transaction that the Company may elect to pursue.

2.2 Obligations of the Manager.

2.2.1 Verify Conformity with Acquisition Criteria. Subject to the direction of the Board of Directors, the Manager shall use commercially reasonable efforts to provide that each Mortgage Asset acquired by the Manager for the Company conforms in all material respects to the acquisition criteria of the Company and shall seek to cause each seller or transferor of such Mortgage Assets to the Company to make such representations and warranties regarding such Mortgage Assets as may, in the reasonable judgment of the Manager, be necessary and appropriate, subject to market custom. In addition, the Manager shall take such other action as it deems reasonably necessary or appropriate in seeking to protect the Company’s investments to the extent consistent with its duties under this Agreement.

2.2.2 Conduct Activities in Conformity with REIT Status and All Applicable Restrictions. Subject to the direction of the Board of Directors and reasonable advance notice from the Company of any pertinent information relating to any activities of the Company as may then be conducted by Other Managers, the Manager shall refrain from any action which would adversely affect the status of the Company or, if applicable, any subsidiary of the Company as a REIT or (i) which would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or (ii) which would otherwise not be permitted by the Company’s or such subsidiary’s Governing Instruments, any material operating policies adopted by the Company, or any agreements actually known by the Manager, except in each of clauses (i) and (ii) as could not reasonably be expected to have a material adverse effect on the Company. If the Manager is directed to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or cause such violation or not be permitted as aforesaid.

2.2.3 Reports. Upon the request of the Board of Directors and at the sole cost and expense of the Company, the Manager shall cause an annual compliance report of the Company to be prepared by a firm independent of the Manager and its Affiliates and having the proper expertise to determine compliance with the REIT Provisions of the Code and related matters. In addition, the Manager shall prepare regular reports for the Board of Directors that will review the Company’s acquisitions of Mortgage Assets, portfolio composition and characteristics, credit quality (if applicable), performance and compliance with the Company’s investment policies and policies that enable the Company to maintain its qualification as a REIT and to maintain its exemption from being deemed an “investment company” under the Investment Company Act; provided that such reports shall only relate to assets the Company has determined shall be managed by the Manager.

2.2.4 Portfolio Transactions. In placing portfolio transactions and selecting brokers or dealers, the Manager shall seek to obtain on behalf of the Company commercially reasonable terms. In assessing commercially reasonable terms for any transaction, the Manager shall consider all factors it deems relevant, including, without limitation, the breadth of the market for the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

2.3 Cooperation of the Company. The Company (including the Board of Directors) shall take such actions as may reasonably be required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, the steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner if the Company requests that the Manager do so. The Company further agrees to use commercially reasonable efforts to make available to the Manager reasonably available resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained; provided, however, the Manager shall have promptly advised the Board of Directors in writing that the Manager is awaiting such approval.

2.4 Engagement of Third Parties.

2.4.1 Securities Dealers. Subject to the Company’s right to retain Other Managers and the Company’s right to limit the Manager’s authorizations in the Company’s discretion from time to time, the Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers (including Affiliates of the Manager) for the purchase and sale of the Company’s Mortgage Assets managed by the Manager as may, in the reasonable judgment of the Manager, be necessary to obtain the best commercially available net results taking into account such factors as the policies of the Company, price, dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, and subject to the foregoing caveats with respect to the Company’s rights, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Manager to be reasonably necessary to the performance of its investment advisory functions for the Company.

2.4.2 Other Third Parties. The Manager is authorized to retain, for and on behalf of the Company, the services of third parties (including Affiliates of the Manager), including, without limitation, accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems reasonably necessary or advisable in connection with the management and operations of the Company, provided that the Manager shall not retain or terminate third party service providers of the Company referenced in this Section 2.4.2 without the prior approval of the Board of Directors. The costs and expenses related to the retention of third parties shall be the sole cost and expense of the Company except to the extent (i) the third party is retained to make decisions to invest in and dispose of Mortgage Assets, provide administrative, data processing or clerical services, prepare the financial records of the Company or prepare a report summarizing the Company’s acquisitions of Mortgage Assets, portfolio compensation and characteristics, credit quality (if applicable) or performance of the portfolio, in each case with respect to assets the Company has determined shall be managed by the Manager, in which case it shall be at the sole cost and expense of the Manager unless otherwise approved by the Board of Directors or (ii) the costs and expenses are not reimbursable pursuant to Section 7.3 of this Agreement (collectively, the “Manager Obligations”). Notwithstanding anything in this Agreement to the contrary, in no event shall the Manager be responsible for any costs or expenses related to or incurred by any Other Manager.

2.4.3 Affiliates. Notwithstanding anything contained in this Agreement to the contrary, the Manager shall have the right to cause any of its services under this Agreement to be rendered by the Manager’s employees (subject to the oversight by the Key Persons) or Affiliates of the Manager, provided that any such proposed provision of services by an Affiliate of the Manager (other than the provision of back office support services) is approved in writing in advance by the Board of Directors (with respect to each service and each Affiliate). The Company shall pay or reimburse the Manager or its Affiliates (subject to the foregoing approval) for the reasonable and actually incurred cost and expense of performing such services by the Affiliate, including, without limitation, back office support services specifically requested by the Company if (i) the costs and expenses of such Affiliate would have been reimbursable under this Agreement if such Affiliate were an unaffiliated third party, or if such service had been performed by the Manager itself, and (ii) the costs and expenses of such Affiliate (1) have been approved by the Board of Directors, or by an authorized officer of the Company who is not an officer or employee of the Manager, in either such case either as to the particular item of expense or, in the case of retention of third party service providers or similar arrangements, the retention of such service provider and the terms of engagement thereof, or (2) included within a budget adopted by the Board of Directors (either as a particular line item or within a demonstrably specific category of budgeted expense).

3. Additional Activities.

3.1 Other Activities of the Manager. Except as provided in the last sentence of this Section 3.1, nothing in this Agreement shall (i) prevent the Manager or its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other person or entity, including, without limitation, investing in, or rendering advisory service to others investing in, any type of mortgage assets or other real estate investments (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other person or entity are similar to those of the Company, or (ii) in any way bind or restrict the Manager or its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or its Affiliates, officers, directors or employees may be acting. The Company acknowledges that the Manager will base allocation decisions on the procedures the Manager and the Company reasonably and in good faith consider fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, however, the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager (and not of any of its clients or customers) or its officers and directors. For so long as both (i) the Manager is a manager of the Company pursuant to this Agreement and (ii) neither the Company nor any of its subsidiaries (which shall include, without limitation, any special purpose vehicle established to conduct a securitization of assets of the Company or its other subsidiaries if a majority of the securities held by such vehicle are high quality, residential mortgage backed securities and the Company or any Affiliate thereof holds a majority of the outstanding equity securities of such vehicle) has engaged an Other Manager to manage high quality, residential mortgage backed securities on behalf of the Company or any subsidiary thereof (or otherwise engaged in activities not engaged in by the Company or any subsidiary as of the Effective Date that are directly competitive with the Manager’s activities as of the Effective Date), the Manager shall not sponsor any other residential mortgage REIT that invests primarily in high quality, residential mortgage backed securities (unless otherwise approved in writing by the Board of Directors in its sole discretion).

3.2 Other Activities of the Company. Except to the extent expressly set forth in this Agreement or any other written agreement between the Company and the Manager, neither this Agreement nor the relationship between the Company and the Manager shall be deemed (i) to limit or restrict the activities of the Company, its officers, its employees, or members of its Board of Directors, or (ii) impose a fee or other penalty on the Company, its officers, its employees, or members of its Board of Directors for pursuing any such other activities.

3.2.1 Internal Management of Assets and the Manager’s Presentation Right. The Company may directly manage some or all of all of its assets without the Manager, including, without limitation, any Mortgage Assets, upon not less than five (5) calendar days advance notice to (but without the consent of) the Manager. In addition, the Company may in its sole discretion enter into agreements with one or more additional managers or advisors (each an “Other Manager”) providing for the management of some or all of the Company’s assets, including, without limitation, Mortgage Assets, provided that the Company complies with the Presentation Right of the Manager prior to moving any such assets to the Other Manager or Other Managers for management.

3.3 Service to the Company; Execution of Documents. Directors, officers, employees and agents of the Manager and its Affiliates may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by the Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

4. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts in a manner consistent with this Agreement, including, without limitation, the following: (a) the payment of the Base Management Compensation, (b) the payment (or advance) of reimbursable costs and expenses, and (c) such other amounts authorized by the Board of Directors. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any subsidiary of the Company. One or more of the obligations of the Manager hereunder may be revoked in whole or in part by the Company from time to time in its sole discretion.

5. Records; Confidentiality. The Manager shall maintain appropriate and accurate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives (including the auditors) of the Company or any subsidiary of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, keep confidential any and all information they (or such Affiliates) may obtain from time to time in connection with the services they (or such Affiliates) render under this Agreement.

6. Compensation of the Manager.

6.1 Base Management Compensation. For services rendered under this Agreement, the Company shall pay to the Manager quarterly in arrears commencing on the quarter ended June 30, 2005, at a rate per annum equal to ninety hundredths of one percent (0.90%) of the first $750 million of Applicable Average Net Worth during such calendar quarter, plus, if applicable, seventy hundredths of one percent (0.70%) of the next $750 million of Applicable Average Net Worth during such calendar quarter, plus, if applicable, fifty hundredths of one percent (0.50%) of any Applicable Average Net Worth in excess of $1.5 billion during such calendar quarter (the “Base Management Compensation”). The portion of the Base Management Compensation payable each calendar quarter shall be calculated by the Manager within fifteen (15) days after the end of such quarter, and a written statement documenting such calculation in reasonable detail shall be promptly delivered to the Company thereafter. The Company shall pay (by wire transfer of immediately available funds) any amount payable pursuant to this Section 6.1 for such quarter within fifteen (15) days after the receipt of the written statement setting forth the computation of the Base Management Compensation, or, at the Manager’s election with the Company’s approval, the Manager may deduct such amount from the Company’s account or accounts. In the event of any termination of this Agreement during a calendar quarter, the Base Management Compensation in respect of such calendar quarter shall be calculated and paid through the effective date of such termination (pro-rated based upon the number of days elapsed in such calendar quarter prior to the effective date of such termination). For the avoidance of doubt, Base Management Compensation in respect of the period from January 1, 2005 through February 28, 2005 shall be paid in accordance with the Prior Agreement, and Base Management Compensation in respect of the period from March 1, 2005 through March 31, 2005 shall be paid pro-rated based on one third of the quarterly Base Management Compensation for such calendar quarter in accordance with this Agreement.

6.2 Calculation of Incentive Management Compensation. In addition to the Base Management Compensation, the Company shall pay to the Manager annually in arrears incentive management compensation for each fiscal year (the “Incentive Management Compensation”) during the term of this Agreement (which fiscal years for the purposes of this Section 6.2 shall be comprised of twelve-month periods commencing on each successive January 1 during the term of this Agreement, with the first such fiscal year ending on December 31, 2005 and for the avoidance of doubt, Incentive Management Compensation in respect of the period from January 1, 2005 through February 28, 2005 shall be paid in accordance with the terms of this Section 6.2 and not in accordance with the terms of the Prior Agreement).

6.2.1 The Incentive Management Compensation shall be calculated by the Manager and paid as follows:

(1) At the end of each fiscal year after the Effective Date and upon any termination of this Agreement, the Manager shall calculate the Return on Assets for such fiscal year (or lesser portion thereof).

(2) If the Return on Assets for any such fiscal year (or lesser portion thereof) exceeds the Threshold Return for such fiscal year (or lesser portion thereof), the Company shall pay to the Manager incentive management compensation at a rate per annum equal to thirty-five hundredths of one percent (0.35%) of the first $750 million of Applicable Average Net Worth during such fiscal year (or lesser portion thereof) plus, if applicable, two tenths of one percent (0.20%) of the next $750 million of Applicable Average Net Worth during such fiscal year (or lesser portion thereof) plus, if applicable, fifteen hundredths of one percent (0.15%) of any Applicable Average Net Worth in excess of $1.5 billion during such fiscal year (or lesser portion thereof).

In the event of any termination of this Agreement during a fiscal year, the Incentive Management Compensation in respect of such fiscal year shall be calculated and paid through the effective date of such termination (based upon the number of days elapsed in such fiscal prior to the effective date of such termination, and the Return on Assets compared to the Threshold Return for such period through the effective date of such termination).

6.2.2 Payment. The Manager shall calculate the Incentive Management Compensation and deliver to the Company a written statement setting forth such computation in reasonable detail within fifteen (15) days after the end of each fiscal year during the term of this Agreement and within fifteen (15) days after the date of any termination of this Agreement (as applicable). The Company shall pay (by wire transfer of immediately available funds) to the Manager the Incentive Management Compensation (or, at the Manager’s election, upon the Company’s approval thereof, the Manager may deduct such amount from the Company’s account or accounts) with respect to each year within fifteen (15) days following the delivery to the Company of the written statement setting forth the computation of the Incentive Management Compensation for such fiscal year (or, in the case of a termination of this Agreement, shall pay such Incentive Management Compensation in accordance with Section 10 hereof, as applicable).

6.2.3 Composition of Incentive Management Compensation. All Incentive Management Compensation shall be paid to the Manager by the Company in cash. In addition, the Company shall have the right, but not the obligation, to grant restricted stock in the Company to employees of the Manager, provided that the Company shall not make any such grant to employees of the Manager (or otherwise compensate any such persons directly) without the prior written consent of Phoenix. Any such restricted stock which the Company grants to the Manager’s employees in accordance with the immediately preceding sentence shall (i) be subject to such rights and restrictions as the Company shall determine in its sole discretion at the time of such grant (and such rights and restrictions shall be disclosed by the Company to the Manager at the time of such grant), and (ii) not reduce any Incentive Management Compensation (or other amounts) which the Manager is entitled to receive under this Agreement.

6.2.4 Re-Allocation of Prior Incentive Stock. In the event that any restricted stock grants received by the Manager pursuant to the Prior Agreement as Incentive Management Compensation and granted to the Manager’s employees prior to the Effective Date is forfeited by those employees back to the Manager, the Manager shall re-allocate such forfeited restricted stock grants to current employees of the Manager who are working on the Company’s account within a reasonably prompt period of time if the Manager continues at that time to perform services for the Company under this Agreement (and otherwise the Manager shall be permitted to retain, subject to the restrictions contained in the Restricted Stock Award Agreement attached as Exhibit A to the Prior Agreement as modified by Section 19 of this Agreement, such restricted stock for its own account). The Manager shall consult with the Company prior to any such re-allocation of forfeited restricted stock grants to new employees in accordance with the immediately preceding sentence to obtain the Company’s recommendations as to the identities of such recipients and the number of shares such recipients shall receive. The Manager shall consider in good faith the recommendations of the Company in making any such reallocations.

6.3 Minimum Fees. In the event that the aggregate Base Management Compensation and Incentive Management Compensation calculated pursuant to Sections 6.1 and 6.2 in respect of a fiscal year (which fiscal years for the purposes of this Section 6.3 shall be comprised of twelve-month periods commencing on each successive January 1 during the term of the Agreement, with the first such fiscal year ending on December 31, 2005 (or, in the case of a fiscal year during which a termination of this Agreement occurs, then applicable portion thereof) is less than the Applicable Minimum Fees for such fiscal year (or portion thereof), the Company shall pay to the Manager (by wire transfer of immediately available funds at the same time as payment of any Incentive Management Compensation for such fiscal year would be due and payable in accordance with Section 6.2.2 above) an additional amount (the “Additional Fee Payment”) equal to the positive difference resulting from (i) the Applicable Minimum Fee in respect of such fiscal year, minus (ii) the sum of the Base Management Compensation and Incentive Management Compensation payable by the Company to the Manager in respect of such fiscal year. In the event of any termination of this Agreement during a fiscal year, the Additional Fee Payment (if any) in respect of such fiscal year shall be calculated and paid through the effective date of such termination (with the Applicable Minimum Fee for such fiscal year to be pro-rated based upon the number of days elapsed in such fiscal prior to the effective date of such termination).

6.4 Registration Rights. The Company hereby agrees to register the issuance and resale of the stock of the Company issued as Incentive Management Compensation pursuant to the Prior Agreement as follows: The Manager shall have the unlimited right to piggyback onto any registration statement of the Company, subject to the following cutbacks: (i) in the event of an underwritten initial public offering, the managing underwriters may exclude entirely the shares of the Manager, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such offering, and (ii) in the event of any other underwritten offering, the managing underwriters may exclude the shares of the Manager to the same extent and in the same proportion that shares of holders (other than the Company) are excluded, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such offering. As soon as the Company is eligible to use Form S-2, Form S-3 or any successor or replacement forms, the Manager shall also have the right to require the Company to prepare, file and maintain at all times a registration statement exclusively for the issuance and resale of the stock of the Company issued as Incentive Management Compensation pursuant to the Prior Agreement. The Company shall take all actions reasonably necessary, suitable or convenient as the Manager may reasonably request from time to time in order to allow the Manager to accomplish the foregoing. All reasonable and customary costs and expenses (other than the discounts and commissions of any underwriter) shall be paid by the Company.

7. Expenses of the Manager and the Company.

7.1 Expenses of the Manager. The Manager shall be responsible for the following expenses:

7.1.1 employment expenses of the personnel employed by the Manager (including, without limitation, those of the Key Persons), including, without limitation, salaries (base and bonuses alike), wages, payroll taxes and the cost of employee benefit plans of such personnel (but excluding any stock of the Company that the Board of Directors may determine to grant to such personnel following the Effective Date in accordance with the terms of this Agreement, which stock shall not reduce employment expenses otherwise payable by the Manager pursuant to this Section 7.1.1 or cause the Manager or the Company to pay any payroll taxes in respect thereof); and

7.1.2 rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager required for the Company’s day-to-day operations, including, without limitation, bookkeeping, clerical and back-office services provided by the Manager, provided, however, that the Company shall reimburse the Manager for the Company’s mutually agreed upon reasonable pro rata portion of such rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses to the extent that the Company’s employees, officers, representatives and/or agents use such facilities or incur such expenses.

7.2 Expenses of the Company. The Company shall pay all of the costs and expenses of the Company and the Manager incurred solely on behalf of the Company or any subsidiary or in connection with this Agreement, other than (i) those expenses that are specifically the responsibility of the Manager pursuant to Section 7.1 of this Agreement, and (ii) any costs or expenses incurred by the Manager which the Company is not required to reimburse pursuant to the provisions of Section 7.3 below. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any subsidiary of the Company shall be paid by the Company and shall not be paid by the Manager and/or the Affiliates of the Manager (except to the extent of any costs or expenses which the Company is not required to reimburse pursuant to the provisions of Section 7.3 below):

7.2.1 all costs and expenses associated with the formation and capital raising activities of the Company and its subsidiaries, including, without limitation, the costs and expenses of the preparation of the Company’s registration statements, and any and all costs and expenses of any public offering of the Company, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the Securities and Exchange Commission, the National Association of Securities Dealers, the New York Stock Exchange (and any other exchange or over-the-counter market), among other such entities;

7.2.2 all costs and expenses of the Company in connection with the acquisition, disposition, financing, hedging, administration and ownership of the Company’s or any subsidiary’s investment assets (including, without limitation, the Mortgage Assets) and, including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Manager (as may be approved by the Company pursuant to the terms of this Agreement), to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company;

7.2.3 all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company’s portfolio accounting systems as may be approved by the Company in writing;

7.2.4 all costs and expenses of money borrowed by the Company or its subsidiaries, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans and other indebtedness of the Company and its subsidiaries (including commitment fees, legal fees, closing and other costs);

7.2.5 all taxes and license fees applicable to the Company or any subsidiary of the Company, including interest and penalties thereon;

7.2.6 all legal, audit, accounting, underwriting, brokerage, listing, filing, rating agency, registration and other fees, printing, engraving, clerical, personnel and other expenses and taxes of the Company incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any subsidiary’s equity securities or debt securities;

7.2.7 other than for the Manager Obligations, all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (other than the Manager) engaged by the Company or any subsidiary of the Company or by the Manager for the account of the Company or any subsidiary of the Company (other than the Manager) and all employment expenses of the personnel employed by the Company or any subsidiary of the Company, including, without limitation, the salaries (base and bonuses alike), wages, equity based compensation of such personnel, and payroll taxes;

7.2.8 all insurance costs incurred by the Company or any subsidiary of the Company;

7.2.9 all custodian, transfer agent and registrar fees and charges incurred by the Company;

7.2.10 all compensation and fees paid to directors of the Company or any subsidiary of the Company, all expenses of directors of the Company or any subsidiary of the Company (including those directors who are also employees of the Manager), the cost of directors and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of the Manager);

7.2.11 all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

7.2.12 all legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

7.2.13 any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any subsidiary of the Company, or against any trustee, director or officer of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

7.2.14 all travel and related expenses of directors, officers and employees of the Company and the Manager incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any subsidiary of the Company or performing other business activities that relate to the Company or any subsidiary of the Company, including, without limitation, travel and expenses incurred in connection with the purchase, financing, refinancing, sale or other disposition of Mortgage Assets or other investments of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as reasonably determined by the Manager in good faith after full disclosure to the Company, in instances in which such expenses were not incurred solely for the benefit of the Company;

7.2.15 all expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company and costs preparatory to entering into a business or activity, costs of winding up or disposing of a business of activity of the Company or its subsidiaries;

7.2.16 all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any subsidiary of the Company, including, without limitation, in connection with any dividend reinvestment plan;

7.2.17 all expenses of third parties relating to communications to holders of equity securities or debt securities issued by the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any subsidiary’s securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;

7.2.18 subject to Section 7.1, all expenses relating to any office or office facilities maintained by the Company or any subsidiary of the Company (exclusive of the office of the Manager and/or Affiliates of the Manager), including, without limitation, rent, telephone, utilities, office furniture, equipment, machinery and other office expenses for the Company’s chief financial officer and any other persons the Board of Directors authorizes the Company to hire;

7.2.19 all costs and expenses related to the design and maintenance of the Company’s web site or sites and associated with any computer software or hardware that is used solely for the Company;

7.2.20 other than for the Manager Obligations, all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Mortgage Assets, including, without limitation, appraisal, reporting, audit and legal fees;

7.2.21 other than for the Manager Obligations, and subject to a line item budget approved in advance by the Board of Directors, all other expenses actually incurred by the Manager, its Affiliates (as may be approved by the Company pursuant to the terms of this Agreement) or their respective officers, employees, representatives or agents, or any Affiliates thereof (as may be approved by the Company pursuant to the terms of this Agreement) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters); and

7.2.22 all other expenses of the Company or any subsidiary of the Company that are not the responsibility of the Manager under Section 7.1 of this Agreement.

7.3 Expense Reimbursement to the Manager. Costs and expenses incurred by the Manager on behalf of the Company or its subsidiaries shall be reimbursed monthly to the Manager or, at the Manager’s election, offset against any funds of the Company in the Company’s account or accounts held by the Manager or otherwise; provided, however, that any such offset rights of the Manager may be revoked in whole or in part from time to time by the Company upon written notice to the Manager; and provided, further, that material costs and expenses incurred by the Manager shall only be reimbursable by the Company to the Manager hereunder if (i) approved by the Board of Directors, or by the Chief Financial Officer of the Company or any other authorized officer of the Company, or (ii) included within a budget adopted by the Board of Directors (either as a particular line item or within a reasonably specific category of budgeted expense). With respect to any approval of the Board of Directors pursuant to the preceding sentence, the Company shall not be required to reimburse any costs or expenses of the Manager unless the Manager has specifically disclosed to the Board of Directors in connection with any such request for pre-approval whether any costs and expenses that are the subject of the request for pre-approval are allocated between the Company, on the one hand, and the Manager’s other clients, on the other hand, and provided such information as the Board of Directors may reasonably request to determine the reasonableness of the Company’s allocable share of those costs and expenses. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within fifteen (15) days after the end of each month. Unless deducted directly by the Manager as aforesaid, the Company shall pay all amounts payable to the Manager pursuant to this Section 7.3 within ten (10) days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

8. Limits of Manager Responsibility; Indemnity.

8.1 Limits of Manager Responsibility. The Manager shall have the responsibility under this Agreement to render the services specifically called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including, without limitation, as set forth in Section 2.2.2 of this Agreement. The Manager and its Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, shall not be liable to the Company (including, without limitation, any stockholder thereof), any issuer of mortgage securities, any subsidiary of the Company, its subsidiary’s stockholders, the Board of Directors, any credit-party, any counter-party under any agreement or any other person whatsoever for any acts or omissions, errors of judgment or mistakes of law by the Manager or its Affiliates, directors, officers, employees, representatives or agents, or any Affiliates thereof, under or in connection with this Agreement, except in the event that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or fraud while discharging its material duties under this Agreement.

8.2 Indemnification. The Company and its subsidiaries shall reimburse, indemnify and hold harmless the Manager and its Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof (each, an “indemnitee”) from and against any and all expenses, losses, costs, damages, liabilities, demands, charges and claims of any nature whatsoever, actual or threatened (including, without limitation, reasonable attorneys’ fees), arising from or in respect of any acts or omissions, errors of judgment or mistakes of law (or any alleged acts or omissions, errors of judgment or mistakes of law) performed or made while acting in any capacity contemplated under this Agreement or pursuant to any underwriting agreement or similar agreement to which Manager is a party that is related to the Company’s activities. Notwithstanding the foregoing, the Company shall have no indemnification obligation under this Section 8.2 in the event that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or fraud while discharging its material duties under this Agreement.

9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Manager is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

10. Effectiveness; Termination.

10.1 Effectiveness. This Agreement shall commence on the Effective Date and shall continue in effect thereafter until terminated in accordance with the provisions of Sections 10.2 and 10.3 or 13.1 (as applicable).

10.2 Termination. Notwithstanding any other provision of this Agreement to the contrary, the Company (acting by majority vote of its Board of Directors) shall have the right to terminate this Agreement at any time (for the avoidance of doubt, with or without Cause, but subject to the provisions of Section 10.3 below) upon not less than sixty (60) days’ prior written notice to the Manager. The Manager shall have the right to terminate this Agreement at any time upon not less than sixty (60) days’ prior written notice to the Board of Directors.

10.3 Payments In Connection With Termination. Following any termination of this Agreement by the Company or the Manager, the Company shall pay the following amounts (as applicable) to the Manager (by wire transfer of immediately available funds to such bank account as is designated by the Manager to the Company in writing) not later than sixty (60) days after the effective date of such termination:

(i) Following any termination of this Agreement, the Company shall pay to the Manager all reimbursable costs and expenses permitted under the Agreement (to the extent not previously reimbursed to the Manager), if any, as of the date of the effectiveness of such termination of this Agreement;

(ii) Following any termination of this Agreement, the Company shall pay to the Manager the Base Management Compensation and the Incentive Management Compensation (in each case calculated through the date of the effectiveness of such termination of this Agreement in the manner contemplated by Sections 6.1 and 6.2 hereof), and, if applicable, any Additional Fee Payment payable in respect of the fiscal year (or portion thereof) in which such termination occurs (calculated through the date of the effectiveness of such termination of this Agreement in the manner contemplated by Section 6.3 hereof);

(iii) If this Agreement was terminated by the Company other than for Cause, the Company shall pay to the Manager the Termination Fee (calculated as of the effective date of such termination of this Agreement); and

(iv) If this Agreement was terminated by the Manager by written notice delivered to the Board of Directors not later than sixty (60) days following the end of a calendar quarter in respect of which the Applicable Average Net Worth was less than $180 million, the Company shall pay to the Manager the Termination Fee (calculated as of the effective date of such termination of this Agreement).

11. Action Upon Termination. For the avoidance of doubt, in the event this Agreement is terminated by the Company for Cause, any Deferred Payments (as such term was defined in the Prior Agreement) consisting of then-unvested stock of the Company shall be forfeited by the Manager pursuant to the terms of the Restricted Stock Award Agreement. In connection with any termination of this Agreement, the Manager shall promptly:

11.1.1 pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company by the Manager pursuant to this Agreement;

11.1.2 deliver to the Board of Directors an accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any subsidiary of the Company;

11.1.3 deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager;

11.1.4 assign to the Company any authorized agreements the Manager executed in its name on behalf of the Company (and obtain the counter-parties’ consent thereto); and

11.1.5 assign to the Company all proprietary information with respect to the Company, including, without limitation, software, models, intellectual property, licenses, tradenames and trademarks (but subject to the limitations set forth in Section 29 hereof).

12. Survival of Obligations. The Company’s obligation to make payments under Sections 6, 7, 8.2, 10 and 14.3 and the limitations set forth in Sections 8.1 and 14.2 shall survive the termination of this Agreement. The covenants and agreements of the Manager contained in Sections 5, 7.1 (for expenses through the effective date of termination) and 15.2.4 shall survive the termination of this Agreement.

13. Assignments.

13.1 Assignment by the Manager. This Agreement shall terminate automatically in the event that the Manager assigns all or any part of this Agreement (including, without limitation, any transfer or assignment by operation of law), unless such assignment is consented to in advance in writing by the Company with the consent of the Board of Directors. In the event an assignment by the Manager is consented to by the Company in accordance with this Section 13.1, in the sole discretion of the Board of Directors, such assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be released from all of its obligations, duties and responsibilities under this Agreement (other than the obligation set forth in Sections 3.1 and 10.3 with respect to the sponsorship of a competitive REIT) and all liability therefore and in respect hereof accruing after that date. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. In the event that the Company terminates this Agreement following its assignment by the Manager, the Company shall not have any payment obligations to the successor Manager other than to pay unpaid reimbursable costs and expenses permitted under the Agreement and earned and unpaid Base Management Compensation and Incentive Management Compensation payments.

13.2 Assignment by the Company. This Agreement shall not be assigned by the Company without the prior written consent of Phoenix; provided, however, that the Company may assign this Agreement without the prior written consent of Phoenix to an acquirer of all or substantially all of the assets of the Company and its subsidiaries in a sale of the Company’s business structured as an asset sale or merger, provided that the acquirer of the Company’s business expressly assumes in writing all of the Company’s obligations under this Agreement as a condition to the effectiveness of such assignment.

14. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary.

14.1 Procedures. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company or an authorized member of the Board of Directors requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than the earlier to occur of (i) thirty (30) days following such request, or (ii) the date of the termination of this Agreement.

14.2 Limitations. The Manager and its Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, shall not be liable to the Company, any subsidiaries of the Company, the Board of Directors or the Company’s or its subsidiaries’ stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section 14, except in the event that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or fraud while discharging its material duties under this Agreement.

14.3 Indemnification. The Company and any subsidiary of the Company shall indemnify the Manager and its Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, against any and all expenses, costs, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 14, except in the event that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or fraud while discharging its material duties under this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager and its Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, to indemnification under Section 8 of this Agreement.

15. Representations, Warranties and Covenants.

15.1 Company in Favor of the Manager. The Company hereby represents and warrants to the Manager as follows:

15.1.1 Due Formation. The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

15.1.2 Power and Authority. The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person, including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

15.1.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the pledge of amounts payable to the Manager under this Agreement to secure the Manager’s obligations to its lenders).

15.2 Manager in Favor of the Company. The Manager hereby represents and warrants to the Company as follows:

15.2.1 Due Formation. The Manager is duly organized, validly existing and in good standing under the laws of California, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

15.2.2 Power and Authority. The Manager has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

15.2.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

15.2.4 No Limitations. The personnel of the Manager (including, without limitation the Key Persons) providing services to the Company on the Manager’s behalf pursuant to this Agreement will be free of legal and contractual impediments to their provision of services pursuant to the terms of this Agreement.

16. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within 24 hours by any type of notice otherwise provided for in this Section 16. Any notice shall be duly addressed to the parties as follows:

16.1	if to the Company:
909 Montgomery Street Suite 500 San Francisco, California 94133 Attn: Board of Directors Telecopy: (415) 486-2111

16.2	if to the Manager:

909 Montgomery Street
Suite 500
San Francisco, California 94133
Attn: Albert J. Gutierrez, CFA
Telecopy: (415) 391-0642

with a copy given in the manner prescribed above, to:

General Counsel
The Phoenix Companies, Inc. (“Phoenix”)
One American Row
Hartford, CT 06102-5056
Fax : (860) 403-5566

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16 for the giving of notice.

17. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

18. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

19. Prior Agreement Superseded. Pursuant to Section 26 of the Prior Agreement, the Company and the Manager hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, and the Prior Agreement is hereby entirely replaced and superseded by this Agreement except to the extent otherwise expressly set forth in this Agreement (e.g., with respect to Base Management Compensation and Incentive Management Compensation payable for services of the Manager prior to the Effective Date as set forth in Sections 6.1 and 6.2). The Prior Agreement (including the Restricted Stock Award Agreement attached as Exhibit A thereto (the “Restricted Stock Award Agreement”)) shall govern the terms of the stock of the Company issued as a portion of Incentive Management Compensation pursuant to the Prior Agreement, except that the parties hereto agree that (i) a “Change of Control” shall not accelerate vesting of stock of the Company issued as a portion of Incentive Management Compensation pursuant to the Prior Agreement (absent a termination of the Manager by the Company without Cause following such a Change of Control), (ii) if the Manager terminates this Agreement in the manner described in Section 10.3(iv) hereof (i.e., following completion of a calendar quarter in which Applicable Average Net Worth was less than $180 million), all unvested stock of the Company issued as a portion of Incentive Management Compensation pursuant to the Prior Agreement shall immediately become vested as if the Manager had been terminated by the Company other than for Cause, and (iii) “cause” for purposes of acceleration of vesting under the Restricted Stock Award Agreement shall be as defined in this Agreement. For the avoidance of doubt, the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, the amendment and restatement of the Prior Agreement, any deemed termination of the Prior Agreement in connection with the amendment and restatement thereof, and any changes in the Company’s Board of Directors resulting in less than two members being selected by the Manager, shall not be deemed to create or accelerate any obligations of the Company under the Prior Agreement except to the extent otherwise expressly set forth herein, including, without limitation, to accelerate the vesting of the stock of the Company issued as part of Incentive Management Compensation under the Prior Agreement, or to require payment of any expenses, fees, penalties or costs pursuant to Section 10 thereof.

20. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, notwithstanding any California or other conflict of law provisions to the contrary.

21. No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

23. Execution in Counterparts. This Agreement ma y be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

24. Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25. Gender. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26. Attorneys’ Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non-prevailing party.

27. Amendments. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties and, in the case of the Company, approved by the Board of Directors. The parties hereto expressly acknowledge that no consent or approval of the Company’s stockholders is required in connection with any amendment, modification or change to this Agreement.

28. Authority. Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.

29. Tradenames and Trademarks. Upon request of the Manager by the Company, the Manager shall execute any and all documentation necessary or advisable to convey any rights the Manager may have in any tradenames or trademarks (or related applications) bearing on or pertaining to the Company, including, without limitation, the logo utilized by the Company and the Company’s name (provided that, for the avoidance of doubt, the Company shall have no rights in the names “Seneca”, “SCM”, “Seneca Capital Management” or “Seneca Capital”, or any trade marks, trade names, domain names, service marks or other intellectual property associated therewith).

30. Date of Agreement. The parties affixed their respective signatures to this Agreement on March 26, 2005.

[Signature pages attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“COMPANY”

LUMINENT MORTGAGE CAPITAL, INC., a Maryland corporation

By:

Its:

“MANAGER”

SENECA CAPITAL MANAGEMENT, LLC, a California limited liability company

By:

Its:

EXHIBIT A

KEY PERSONS

Albert J. Gutierrez

Andrew Chow

Max Bublitz (if hired by the Manager as promptly as practicable following the execution of this Agreement), or such other person who is hired by the Manager as promptly as practicable following the execution of this Agreement and is reasonably acceptable to the Board of Directors (if Max Bublitz is not hired by the Manager)